Exhibit 99.1

PRESS RELEASE

For Televisa	For Univision
Contact:	Contact:
Carlos Madrazo	Andrew W. Hobson
María José Cevallos	Univision Communications Inc.
Grupo Televisa Investor Relations	(201) 287-4306
(5255) 5261-2445

Media Contact:	Media Contact:
Manuel Compeán	Stephanie Pillersdorf/Brooke Gordon
Grupo Televisa Media Relations	Sard Verbinnen & Co
(5255) 5728-3815	(212) 687-8080

GRUPO TELEVISA AND UNIVISION AMEND

PROGRAM LICENSE AGREEMENT; LITIGATION SETTLED

MEXICO CITY AND NEW YORK, JANUARY 22, 2009 – Grupo Televisa S.A.B. (NYSE:TV; BMV:TELEVISA CPO) and Univision Communications Inc. today announced that they have amended the current Program License Agreement (“PLA”). In connection with the amended PLA, litigation between the parties underway in Los Angeles federal court has been settled and will be dismissed.

In connection with the settlement, the amended PLA, which runs through 2017, includes a simplified royalty calculation, which will result in increased payments to Televisa in exchange for incremental rights for Univision. Specific terms were not disclosed.

The companies issued the following statement: “We are pleased that today’s settlement concludes this time-consuming litigation. This settlement serves the best business interests of both Televisa and Univision. It assures the public that Univision will continue to have access to consistently top quality Hispanic programming. It enables Televisa to continue utilizing Univision’s extensive television networks as an important distribution channel for its content into the U.S. marketplace. For Univision, it assures that there will be no disruption in some of its most popular and valuable programming, as well as affording Univision an ongoing pipeline of future content developed by Televisa.”

Under a separate agreement, Televisa will license to Univision the home games for the three Televisa-owned teams — America, Necaxa and San Luis — for 2009.

As previously planned, the United States Internet rights to Televisa programming will be adjudicated in a federal district court in Los Angeles in March 2009.

PRESS RELEASE

About Grupo Televisa, S.A.B

Grupo Televisa, S.A.B., is the largest media company in the Spanish-speaking world and a major participant in the international entertainment business. It has interests in television production and broadcasting, production of pay-television networks, international distribution of television programming, direct-to-home satellite services, cable television and telecommunication services, magazine publishing and distribution, radio production and broadcasting, professional sports and live entertainment, feature-film production and distribution, the operation of an internet portal, and gaming. Grupo Televisa also owns an unconsolidated equity stake in La Sexta, a free-to-air television venture in Spain.

About Univision

Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 97% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 85% of U.S. Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 64 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 70 radio stations in 16 of the top 25 U.S. Hispanic markets and 5 stations in Puerto Rico; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at http://www.univision.com Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S. Univision Communications has television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States. For more information, please visit www.univision.net.

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